EXHIBIT 99.1
ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2011
AND RESTATEMENT OF 2010 FINANCIAL STATEMENTS

ATLANTA, Georgia, March 26, 2012 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2011.  For the fourth quarter ended December 31, 2011, the Company reported net income of $0.9 million, or $0.04 per diluted share, compared to a restated (as described below) net loss of $28 thousand, or $0.01 per diluted share, during the same period in 2010.  Operating income (income before income taxes and realized investment losses) was $1.5 million for the quarter ended December 31, 2011 and $368 thousand for the quarter ended December 31, 2010.  Premiums for the fourth quarter of 2011 increased 13.2% to $28.6 million compared to $25.3 million for the fourth quarter of 2010; as premiums in the life and health operations increased by $3.3 million, or 20.9%.

Atlantic American reported net income for the year ended December 31, 2011 of $3.3 million, or $0.12 per diluted share, as compared to restated net income of $1.0 million, or $0.02 per diluted share, for the year ended December 31, 2010.  Operating income more than doubled and was $3.3 million for the year ended December 31, 2011 as compared to $1.4 million for the year ended December 31, 2010.  Total premiums during 2011 increased 10.1% to $107.5 million from 2010 premiums of $97.6 million; and premiums in the life and health operations increased 11.6%, or $7.3 million, in 2011 as compared to 2010, while premiums in the property and casualty operations increased 7.4%, or $2.6 million, in that same period.

Separately, the Company has filed a current report on Form 8-K disclosing that it is restating its financial statements for the fourth quarter and year ended December 31, 2010.  The Company is recording a $2.3 million “other than temporary impairment” on certain equity securities and has determined that the fourth quarter of 2010 was the most appropriate time for the recording of such impairment.  Income before tax will be reduced by the $2.3 million non-cash impairment charge and net income will be reduced by $1.5 million in the 2010 fourth quarter and for the year ended December 31, 2010 as a result of the restatement.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We achieved a record-breaking year in underwriting new business in Bankers Fidelity, our life and health operation; while at the same time achieving solid growth in our property and casualty operation.  The overall double digit premium growth directly resulted in increased profitability as we managed our related expenses.  Currently, we are entering the early stages of a targeted television campaign for our life and health products and are extremely enthusiastic about the initial feedback from our agents, customers and employees.  As our Company continues to grow and prosper, we are committed to increasing our shareholder value.  While in 2010 we paid a “special” dividend; we have the confidence to characterize the current year dividend declared by our Board of Directors in February as an “annual” dividend.  And while disappointed with the need to restate our 2010 results for a non-cash charge, which had no effect on our total capitalization, we are excited by the prospect of the future premium and earnings growth for our Company.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company.

Note regarding forward-looking statements:  This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, our financial statements and results, and expectations of future results  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Year ended
	Dec. 31,		Dec. 31,
(Unaudited; In thousands, except per share data)	2011	2010 (Restated)	2011	2010 (Restated)

Insurance premiums	$ 28,641	$ 25,291	$ 107,471	$ 97,613
Investment income	2,675	2,302	10,587	9,737
Realized investment (losses) gains, net	(947)	(965)	27	(741)
Other income	35	65	247	280

Total revenue	30,404	26,693	118,332	106,889

Insurance benefits and losses incurred	19,461	17,588	73,614	66,854
Commissions and underwriting expenses	7,344	6,723	29,536	28,099
Interest expense	659	657	2,599	2,612
Other	2,353	2,322	9,268	8,703

Total benefits and expenses	29,817	27,290	115,017	106,268

Income (loss) before income taxes	587	(597)	3,315	621

Income tax (benefit) expense	(338)	(569)	25	(369)

Net income (loss)	$ 925	$ (28)	$ 3,290	$ 990

Basic earnings (loss) per common share	$ 0.04	$ (0.01)	$ 0.13	$ 0.02

Diluted earnings (loss) per common share	$ 0.04	$ (0.01)	$ 0.12	$ 0.02

	December 31,	December 31,
Selected Balance Sheet Data	2011	2010

Total investments	$ 229,785	$ 184,628
Total assets	302,125	277,566
Insurance reserves and policyholder funds	147,194	137,902
Debt	41,238	41,238
Total shareholders' equity	96,277	82,693
Book value per common share	4.20	3.40

Reconciliation of Net Income to non-GAAP terms
	Three months ended		Year ended
	Dec. 31,		Dec. 31,
	2011	2010 (Restated)	2011	2010 (Restated)

Net income (loss)	$ 925	$ (28)	$ 3,290	$ 990
Income tax (benefit) expense	(338)	(569)	25	(369)
Realized investment losses (gains), net	947	965	(27)	741

Operating income	$ 1,534	$ 368	$ 3,288	$ 1,362